Exhibit 10.124

INDEMNIFICATION AND FEE AGREEMENT

(UBS LOAN)

THIS INDEMNIFICATION AND FEE AGREEMENT (UBS LOAN) (this “Agreement”) is made and entered into as of the 3rd day of September, 2003, between Horizon Group Properties, Inc., a Maryland corporation (the “Company”), and Gary J. Skoien, an individual (“GJS”).

WITNESSETH:

WHEREAS, GJS currently is the Chief Executive Officer of the Company; and

WHEREAS, on the date hereof, 500 Hakes Drive LLC, a Delaware limited liability company and an affiliate of the Company (“Borrower”), obtained a loan (the “Loan”) from UBS Real Estate Investments Inc. (“Lender”), the repayment of which is secured by, among other collateral and security, a mortgage on the office building owned by Borrower and located at 500 Hakes Drive, Norton Shores, Michigan; and

WHEREAS, as a condition to making the Loan to Borrower, Lender has required GJS to execute and deliver to Lender (i) that certain Indemnity and Guaranty Agreement, dated as of the date hereof (the “Guaranty Agreement”), from GJS in favor of Lender, and (ii) that certain Hazardous Substances Indemnity Agreement, dated as of the date hereof (the “Hazardous Substances Indemnity Agreement”), from Borrower and GJS in favor of Lender (the Guaranty Agreement and the Hazardous Substance Indemnity Agreement are sometimes referred to herein, together, as the “Indemnity Agreements” and, individually, as an “Indemnity Agreement”); and

WHEREAS, as a condition to executing and delivering to Lender the Indemnity Agreements, GJS has required that the Company execute and deliver to GJS this Agreement.

NOW, THEREFORE, in consideration of the GJS’s agreement to execute and deliver the Indemnity Agreements so that Borrower can obtain the Loan from Lender and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agrees as follows:

1.             In consideration for the agreement of GJS to execute and deliver to Lender the Indemnity Agreements, thereby subjecting GJS to the potential liabilities and obligations as set forth in the Indemnity Agreements, the Company shall pay to GJS an annual fee (the “Fee”) in the amount of Thirty Thousand and no/100 Dollars ($30,000.00), payable on the date hereof and on each subsequent anniversary of the date hereof until the earlier of (a) the date on which the Loan is repaid in full or (b) the date on which the Lender accepts a replacement guarantor party for the Indemnity Agreements and releases GJS (along with GJS’s estate, heirs, executors and administrators) from all future obligations under the Indemnity Agreements.  The Fee shall be deemed fully earned when paid.  The termination or expiration of the Company’s obligation to pay the Fee shall not, in any way, affect any of the other obligations of the Company under this Agreement, including, but not limited to, the Company’s indemnification obligations.

2.             (a) The Company shall indemnify, defend and hold harmless GJS from and against any and all liabilities, obligations, damages, losses, costs and expenses (including, without limitation, attorneys’ fees, judgments, fines, penalties and amounts paid in settlement), causes of action, suits, claims, demands and judgments of any nature or description whatsoever (collectively, “Losses”) which may at any time be imposed upon, suffered or incurred by or awarded against GJS under, by reason of or pursuant to any Indemnity Agreement and such indemnification shall continue following repayment of the Loan and shall inure to the benefit of the GJS’s estate, heirs, executors and administrators.

(b)           If any action, suit, proceeding or claim shall be brought against GJS based upon any of the matters for which GJS is indemnified hereunder, the Company shall promptly assume the defense thereof, including, without limitation, the employment of counsel reasonably acceptable to GJS and the negotiation of any settlement of such action, suit, proceeding or claim.  To the extent GJS is not satisfied with the Company’s defense of any action, GJS shall have the right, at the expense of the Company (which expense shall be included in Losses), to employ separate counsel in any such action and to participate in the defense thereof.  In the event the Company shall fail to undertake to defend GJS against any claim, loss or liability for which GJS is indemnified hereunder, GJS may, at his sole option and election, but at the Company’s expense, defend or settle such claim, loss or liability.  The liability of the Company to GJS hereunder shall be conclusively established by such settlement provided such settlement is made in good faith, the amount of such liability to include both the settlement consideration and the costs and expenses, including, without limitation attorneys’ fees and disbursements, incurred by GJS in effecting such settlement.  In such event, such settlement consideration, costs and expenses shall be included in Losses, and the Company shall pay the same as hereinafter provided.  GJS’s good faith in any such settlement shall be conclusively established if the settlement is made on the advice of independent legal counsel for GJS.

(c)           The Company shall not, without the prior written consent of GJS, settle or compromise any action, suit, proceeding or claim in any matter that may adversely affect GJS or obligate GJS to pay any sum or perform any obligation as determined by GJS in its sole discretion.

(d)           All Losses shall be immediately reimbursable to GJS when and as incurred and, in the event of any litigation, claim or other proceeding, without any requirement of waiting for the ultimate outcome of such litigation, claim or other proceeding, and the Company shall pay to GJS any and all Losses within ten (10) days after written notice from GJS itemizing the amounts thereof incurred to the date of such notice.  In addition to any other remedy available for the failure of the Company to periodically pay such Losses, such Losses, if not paid within such ten-day period, shall bear interest at the rate of twelve percent (12%) per annum, compounded monthly, until paid in full.

(e)           The right to indemnification conferred by this Agreement shall include the right of GJS to be paid by the Company the expenses incurred in defending any actual or threatened action, suit or proceeding in advance of its final disposition.

3.             In the event the employment of GJS by the Company is terminated for any reason or GJS no longer serves as the Chief Executive Officer of the Company, the Company shall use its best efforts to cause Lender to release GJS from all obligations under the Indemnity Agreements.  The Company’s best efforts shall include, but shall not be limited to, (a) requiring any person (the “New CEO”) hired (or promoted) by the Company as successor to GJS (regardless of whether the New CEO is given the title of Chief Executive Officer) to execute and deliver to Lender any agreements or documents, such as agreements similar to the Indemnity Agreements, as may be required by Lender as to condition to releasing GJS from all obligations under the Indemnity Agreements, (b) requiring the New CEO to have a net worth not less than the amount required by Lender as a condition to releasing GJS from all obligations under the Indemnity Agreements, and (c) taking all other actions and executing all other documents requested or required by Lender as a condition to releasing GJS from all obligations under the Indemnity Agreements.  In the event the New CEO is not hired (or promoted) on or before the effective date on which the employment of GJS by the Company is terminated or GJS no longer serves as the Chief Executive Officer of the Company and GJS has not been released by the Lender, then the Fee due GJS shall be increased to $82,500 per year (if GJS’ employment with the Company is terminated by the Company) or $52,500 per year (if GJS no longer serves as CEO for other reasons) (pro rated for the number of days remaining in the year) and the increased amount due GJS for the year in which such event occurs shall be paid immediately by the Company.  The Company shall maintain key man life insurance on GJS in the amount not less than $3,000,000 during the term of this Agreement for which a Fee is due.  The Company, as beneficiary of the life insurance, shall either (i) use the proceeds to pay in full the Loan or (ii) for so long as the Loan is not paid in full, set aside such proceeds in a separate account to be used to (a) pay any amounts due the estate of GJS under this Agreement, or (b) pay in full the Loan.  The Company and GJS shall work together in good faith to obtain such key man life insurance policy as soon as practicable following the date of this Agreement.

4.             This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements, whether written or oral, between the parties respecting such matters.  Any amendments or modifications hereto, in order to be effective, shall be in writing and executed by the parties hereto.

A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision, and any determination that the application of any provision of this Agreement to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

5.             This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

6.             This Agreement shall bind the Company and its successors and assigns of the Company and shall inure to the benefit of GJS and the estate, heirs, executors, administrators, successors and assigns of GJS.  The Company may assign this Agreement to a purchaser of all the assets and liabilities of the Company provided such purchaser assumes all of the Company’s obligations under this Agreement, however, the Company shall not assign any of its rights or obligations under this Agreement to any other third party without the prior written consent of GJS, which consent may be withheld by GJS in GJS’s sole discretion.

7.             In the event it is necessary for GJS to retain the services of an attorney or any other consultants in order to enforce this Agreement, or any portion thereof, the Company agrees to pay to GJS any and all costs and expenses, including, without limitation, attorney’s fees, incurred by GJS as a result thereof and such costs, fees and expenses shall be included in the definition of Losses herein.

IN WITNESS WHEREOF, the Company and GJS have executed this Agreement in duplicate as of the day and year first above written.

HORIZON GROUP PROPERTIES, INC.

By:
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